EXHIBIT 99.1



FOR IMMEDIATE RELEASE
January 8, 2004

FOR MORE INFORMATION CONTACT
Robert Cox
512-404-5128

                   FINANCIAL INDUSTRIES CORPORATION ANNOUNCES
                 ELECTION OF BRUCE BOISTURE AS PRESIDENT AND CEO

AUSTIN, Texas -- (BUSINESS WIRE) - January 8, 2004 -- Financial Industries Corporation ("FIC") today announced that its Board of Directors has elected Bruce Boisture as President and CEO, effective January 7, 2004. The Board of Directors also approved a three-year employment agreement for Mr. Boisture. Mr. Boisture replaces Eugene E. Payne, who had served as President and CEO since November 2002.

Mr. Boisture has also served on the Board of Directors of FIC since August 2003 and is a member of the Executive Committee of the Board. From June 2001 until his election as President and CEO of FIC, Mr. Boisture served as CEO of EDsmart, Inc., which provides data warehouse and analysis services to school districts. From 1992 until January 2004, he also served as president of Trinity Capital Alliance, Inc., an investment banking company he founded in 1992, that specializes in leveraged buy-outs, start-up investments and turnarounds. From 1986 through 1991 he was a partner and chief operating officer of Rosecliff, Inc./Acadia Partners L.P. Mr. Boisture has received a B.A. from Princeton University, a B. Phil. degree from Oxford University and a J.D. from Yale Law School.

The information in this release relating to the Company's operations, future business developments, and contingencies and uncertainties constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.

Financial Industries Corporation, through its various subsidiaries, markets and underwrites individual life insurance and annuity products. The Company's Nasdaq symbol is FNIN. For more information on FIC, go to http://www.ficgroup.com on the Internet.

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